Exhibit 99.1

ICR

Investor Relations:

Don Duffy/Raphael Gross, 203-682-8200

or

Media:

Liz Brady, 203-682-8200

McCormick & Schmick’s Seafood Restaurants, Inc. Amends Revolving Credit Agreement

Portland, Oregon – (Business Wire) – January 29, 2009 – McCormick & Schmick’s Seafood Restaurants, Inc. (Nasdaq: MSSR) today announced that through two of its subsidiaries it has entered into an Amended and Restated Revolving Credit Agreement with Bank of America, N.A., as administrative agent and collateral agent, Banc of America Securities LLC, as sole lead arranger, and the lenders specified in the credit agreement. The amendment modifies several financial covenants to make them less restrictive, reduces the facility from $150 million to $90 million and increases the interest rates applicable to borrowings.

“The amended credit agreement provides us with increased financial flexibility as we navigate the uncertain economic environment. While we didn’t anticipate any challenges meeting any of our financial covenants in the near term, we wanted to take the opportunity to maximize flexibility under the agreement. We reduced the facility from $150 million to $90 million since we do not anticipate near term utilization of the $150 million,” said Emanuel Hilario, Chief Financial Officer.

Banc of America Securities LLC served as sole lead arranger, while Bank of America, N.A. served as administrative agent and collateral agent. The syndicate of lenders included Bank of America, N.A., Wachovia Bank, N.A., Wells Fargo Bank, N.A., Royal Bank of Canada, and JPMorgan Chase Bank, N.A.

About McCormick & Schmick’s Seafood Restaurants, Inc.

McCormick & Schmick’s Seafood Restaurants, Inc. is a leading seafood restaurant operator in the affordable upscale dining segment. The Company operates 92 restaurants, including 86 restaurants in the United States and six restaurants in Canada under The Boathouse brand. McCormick & Schmick’s has successfully grown over the past 37 years by focusing on serving a broad selection of fresh seafood. McCormick & Schmick’s inviting atmosphere and high quality, diverse menu offering and compelling price-value proposition appeals to a diverse base of casual diners, families, travelers and the business community.